EXHIBIT 10.16

AGREEMENT

PRIVATE AND CONFIDENTIAL

THIS AGREEMENT IS LEGALLY BINDING AND LEGALLY ENFORCEABLE

Clause	Term
1. Parties

(a) LBC Enterprises Pty Ltd ACN 665 713 164 of Unit 225, 10 Pidgeon Close, West End, QLD, 4101 (Email: Ian Parke ian@luckybet.co) (LuckyBet) ; and

(b) Apple iSports Group, Inc.(Email: Lyndon.hsu@appleisports.com) (AiS)).

2. Sale

This term sheet (Term Sheet) sets out the terms and conditions on which the Parties agree that subject to execution of Formal Documents:

(a) LuckyBet will procure that the Vendors will sell 100% of the issued capital in LuckyBet (LuckyBet Shares) to AiS free from encumbrances (Acquisition); and

(b) AiS will acquire all of the LuckyBet Shares in consideration for which it will issue the Consideration Shares to the Vendors.

3. Binding Nature	The terms herein are legally binding.
4. Conditions Precedent to Completion

Completion of the Acquisition will be conditional upon the prior satisfaction (or waiver) of the following conditions precedent (Conditions):

(a) Satisfactory due diligence by both parties;

(b) Execution of Formal Documents, including for the security contemplated in clause 13;

(c) The parties agreeing a governance structure that ensures two board seats for the Vendors in AiS (Governance Charter);

(d) LuckyBet receiving advice from its tax consultants that Capital Gains Tax Rollover Relief will be available to the Vendors in respect of the Acquisition; and

(e) The parties agreeing the scale and timing and terms and conditions of AiS investment into LuckyBet after Completion (LuckyBet Investment Program), comprising not less than two tranches of $5 million each over the Put Option Period, subject to AiS raising or procuring the necessary capital (in respect of which it must use reasonable endeavours) but on the basis that:

(i) the LuckyBet Investment Program will be given priority over competing funding needs for other businesses of AiS during the Put Option Period; and

(ii) funding may be in the form of a loan to LuckyBet, but always on the basis that the loan is interest only until the Option Condition Date and recovery of the principal is subject to Listing and non-occurrence of the Put Option Condition;

(f) The parties agreeing matters requiring a unanimous affirmative vote of the directors of LuckyBet and amending the LuckyBet Constitution to provide for the operation of director decision making on this basis (LuckyBet Board Voting Arrangements); and

(g) The parties agreeing a 24-month business plan and budget (starting from Completion) (LuckyBet Business Plan and Budget), for the operation of the LuckyBet business and amending the LuckyBet Constitution to provide for the operation of director decision making on this basis, within 90 days of execution of this Term Sheet.

5. LuckyBet Investment Program

The funds invested into LuckyBet pursuant to the LuckyBet Investment Program will be injected in the form of an unsecured, interest-free, shareholders’ loan (Loan), repayable by LuckyBet only in the event that the Vendors exercise the Put Option pursuant to section 12 of this term sheet and in that event, the terms of the Loan will be agreed upon in good faith at that time.

Should AiS exercise the Option pursuant to clause 12.6, the Loan will become repayable within 5 years of the date of its exercise and the terms of the Loan will be agreed upon in good faith at that time.

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Clause	Term
6. Due diligence access

Each of LuckyBet and AiS will be entitled to conduct due diligence enquiries in respect of the other (and must each provide reasonable information to the other) for 90 days from the Execution Date (Due Diligence Period).

7. Consideration

Theconsideration for the Acquisition will be the number of AiS Shares (issued to Vendors in their Respective Proportions) representing in aggregate 30% of Fully Diluted Share Capital immediately following Completion.

8. Anti-Dilution

The Formal Documents will provide that:

8.1 until the time of admission of AiS to the official list of NASDAQ (Listing), the Vendors will hold in aggregate (and individually in their Respective Proportions) at least 30% of the Fully Diluted Share Capital with an implied AiS Share price at Listing of at least $4 and to the extent required to give effect to the foregoing, immediately prior to Listing, the Vendors will each in their Respective Proportions be issued, at nil consideration, additional fully paid shares in AiS to ensure that at commencement of trading in AiS Shares pursuant to Listing, the Vendors will in aggregate hold at least 30% of the Fully Diluted Share Capital with an implied AiS Share price at Listing of at least $4.

8.2 To avoid doubt, references herein to 30% of the Fully Diluted Share Capital of AiS in clause 8 mut be adjusted in the event of a Share Capital Reorganisation before Listing so that the Vendors are not adversely affected by any Share Capital Reorganisation.

9. Completion

Completion of the Acquisition will occur on the date that is no later than 5 Business Days after satisfaction or waiver of the Conditions Precedent or such other date that AiS and LuckyBet may agree in writing and as required by the OTC Listing Rules or other applicable laws.

10. Pre-Completion Covenants

AiS and LuckyBet will each, during the term of this Term Sheet and up to Completion:

(a) conduct its affairs and business, in the ordinary and usual course of business and in accordance with all applicable laws;

(b) notify the other party of all material decisions concerning its business and affairs; and

(c) promptly notify the other party of any matter that AiS or LuckyBet (as applicable) considers has given rise to or is reasonably likely to give rise to the occurrence of a material adverse change in the assets or financial position of AIS or LuckyBet (as applicable).

11. Post-Completion Covenants

AiS covenants in favour of the Vendors that during the period immediately after Completion and up to the Option Condition Date, to the maximum extent permitted by law:

(a) it will not sell or grant any interest over the LuckyBet Group or the Business or enter into an agreement to do so;

(b) it will not make any material changes to the LuckyBet Group (being LuckyBet and its subsidiaries) including its capital structure or the Business, or enter into an agreement to do so, except as approved by LuckyBet directors in accordance with the LuckyBet Board Voting Arrangements;

(c) it will not permit or suffer a material adverse change;

(d) it will adopt and implement the Governance Charter;

(e) it will adopt and implement the LuckyBet Investment Program;

(f) it will, taking into account the financial position of the AiS Group (being AiS and its subsidiaries), endeavour to establish directors' and officers' liability insurance as soon as practicable;

(g) to the extent permitted by law, enter into deeds of indemnity and access with each of its directors and the directors of LuckyBet (collectively, Beneficiaries) pursuant to which AiS covenants to indemnify the Beneficiaries from and against claims made against them in relation to their roles as directors or officers in AiS or its subsidiaries, on market standard terms;

(h) at all times comply with applicable law in the conduct of AiS Group's business and affairs;

(i) while AiS has the right to appoint the majority of the directors of LuckyBet, AiS will procure that the nominees of the Vendors remain as directors of LuckyBet until the Option Condition Date and undertakes to use its rights and powers as owner of all the shares of LuckyBet to procure implementation of the LuckyBet Board Voting Arrangements, LuckyBet Investment Program and the LuckyBet Business Plan and Budget, and to this end, ensure that directors it appoints to LuckyBet use their powers as directors to satisfy this obligation;

(j) AiS will not appoint more than 5 directors in aggregate and of those, the Vendors will have the right to appoint (and remove and replace) up to 2 C-suite directors, their initial nominees being Mr I Parke and Mr J Tennant.

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Clause	Term
12. Put & Call Option

12.1 The Vendors will have an option (Put Option) to require AiS to repurchase 95% of the Consideration Shares (Relevant Consideration Shares) issued to each Vendor in consideration of transfer to Vendors in their Respective Proportions of all the shares in LuckyBet on issue at the material time, in each case on is subject to the condition precedent (Option Condition) that on the date that is 24 months after the Completion Date (Option Condition Date):

(a) AiS has not Listed; or

(b) if it is Listed before that date, it does not remain quoted and trading on the NASDAQ.

12.2 The Vendors may exercise the Put Option, subject to satisfaction of the Option Condition, by giving AiS a notice in writing within 60 days of the Option Condition Date stating that it exercises the Option.

12.3 If the Vendors exercise the Put Option, the repurchase by AiS of the Relevant Consideration Shares and the transfer of the LuckyBet shares back to the Vendors must be completed within 60 days of exercise of the Option.

12.4 Despite clauses 12.1, 12.2 and 12.3:

(a) either Party may extend the Option Condition Date by a maximum of 12 months at any time before the Option Condition Date on notice in writing to the other party; and

(b) the Vendors may exercise the Option at any time before the Option Condition Date if AiS defaults under the terms of the Formal Documents, including if AiS suffers as material adverse change.

12.5 No Vendor may sell more than 5% of its Consideration Shares before the Option Condition Date (including as extended under clause 12.4).

12.6 Ais will have the option to call back the shares from the Vendors (Call Option) prior to the Listing in the following circumstances:

(a) The Put Option becomes capable of exercise, but is not exercised during the 60-day period in clause 12.2; or

(b) If LuckyBet fails in a material sense to achieve an agreed base case financial performance as contemplated in the LuckyBet Business Plan and Budget, except in circumstances where such failure is caused or contributed to by a breach by AiS (including through its nominee directors on LuckyBet's board) of the Formal Documents.

13. Security	AiS will grant the Vendors first ranking security over the LuckyBet Shares and assets of the LuckyBet Group to secure performance by AiS of its obligations until Listing.
14. Formal Document Warranties

(a) In the Formal Documents, the Vendors and AiS will respectively give the other the warranties (respectively, Vendor Warranties and AiS Warranties), indemnities and the benefit of warranty qualifications, materiality thresholds and time bars that are reasonable and appropriate for such a transaction in all the relevant circumstances, including in respect of tax.

(b) Warranty claims by the Vendors against AiS will be paid by AiS in cash. Any amount payable by AiS under an AiS Warranty must be grossed up to ensure that the net compensation received by the Vendors reflects the reduction in the value of their investment in AiS. For example, if an AiS Warranty breach causes USD$100 loss to AiS and the Vendors hold 30% of AiS the amount payable by AiS to the Vendors will be calculated as:

USD$100 ÷ (100 – 30).

(c) Warranty claims by AiS against the Vendors will be treated as a reduction in the purchase price of the LuckyBet Shares to be paid by cancellation of the relevant number of AiS Shares.

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Clause	Term
15. Exclusivity

During the period commencing on the date of this Term Sheet and ending 90 days thereafter (Exclusivity Period), each party covenants in favour of the other party that it will not:

(a) directly or indirectly solicit, invite, facilitate, or encourage any Competing Proposal or potential Competing Proposal or communicate an intention to do so;

(b) enter into or participate in any negotiations or discussions or provide any information to any person in respect of a Competing Proposal or potential Competing Proposal;

(c) enter into any deed, arrangement, or understanding in respect of a Competing Proposal or potential Competing Proposal; or

(d) except as agreed, disclose any information about its business, assets or affairs, except as required by law in the ordinary course of its business or under this Term Sheet.

Competing Proposal means a proposal for:

(e) the issue, sale, or transfer of any securities in AiS or LuckyBet (as applicable) or granting any interest in them; or

(f) any material change in the nature or scale of AiS’s or LuckyBet's (as applicable) business;

(g) incurring any material debt; or

(h) the sale or acquisition of any material assets, limited in the case of AiS to refraining from acquiring interests in the following businesses or businesses substantially similar to them (or entities carrying on such businesses:

(i) Online Casinos & Sportsbooks

Any company operating an online casino and/or sportsbook platform, whether licensed under Curaçao, MGA, Isle of Man, Kahnawake, or any other jurisdiction, offering real-money betting services including slots, table games, sports betting, or virtual sports.

(ii) Turnkey & White Label Gambling Platforms

Businesses offering B2B gambling solutions, including turnkey casino/sportsbook platforms, white label operations, or managed service providers that facilitate the deployment and operation of online gambling brands.

(iii) Crypto Gambling Operators

Platforms that operate primarily or exclusively in cryptocurrency (e.g., BTC, ETH, USDT) and offer real-money gaming or betting, including casinos, sportsbooks, crash games, or prediction markets.

(iv) Emerging Market iGaming Operators

Online gambling operators targeting high-growth or underserved regions such as Southeast Asia, the Pacific Islands (e.g., PNG), India, Africa, LATAM, or the Middle East.

(v) Web3 Gaming or Gambling Projects

Any business leveraging blockchain, NFTs, smart contracts, or token economies to power gambling or gaming-related experiences—whether B2B or B2C.

(vi) Real-Money Skill-Based Gaming Platforms

Operators offering real-money skill-based games (e.g., fantasy sports, trivia, or PvP games with cash rewards) that could be seen as overlapping with Lucky Bet’s customer base or strategic focus.

(vii) Social Casinos with Monetization

Platforms that offer free-to-play casino experiences with monetization models such as in-app purchases or conversion to real money via token/currency systems,

otherwise than in accordance with this Term Sheet. This clause 15 will not be breached if AiS:

- conducts a capital raise at AiS level;

- enters into commercial contracts (either at AiS or LB), eg Gerogia, Advent, Fox Lotto, AiS sportsbook etc that the Vendors and AiS agree are value accretive for AiS Group;

- AiS enters into debt (could be subordinated, interest free etc) that the Vendors and AiS agree are beneficial to the AiS Group.

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Clause	Term
16. Reciprocal Warranties

Each party to this Term Sheet warrants and represents in favour of the other parties that the statements set out below are true, complete and accurate, as at the date of this Term Sheet:

(a) the execution and delivery of this Term Sheet have been duly and validly authorised by all necessary corporate action;

(b) it has full corporate power and lawful authority to execute and deliver this Term Sheet and to observe and perform or cause to be observed and performed all of its obligations in and under this Term Sheet; and

(c) no insolvency event has occurred in respect of it, nor have any steps been taken for, or fact, act, matter, or circumstance occurred which may be likely to give rise to any steps being taken for such an insolvency event.

17. Formal documents

The parties agree to enter into one or more binding formal agreements (Formal Documents), which must include the terms and conditions in this Term Sheet and in addition, the following provisions:

(a) warranties and indemnities standard for such an agreement in Australia, having regard to the relevant assets and consideration;

(b) standard standstill and asset preservation obligations

(c) adjusting the number of Consideration Shares commensurate with any change in the capital structure of AiS before Completion; and

(d) other terms appropriate for such an agreement.

18. Termination

Without limiting its other rights and remedies, a party may lawfully terminate this Term Sheet before Completion ifanother party is in material breach of this Term Sheet and the material breach has not been remedied within 10 Business Days if it is within the control of either party or 20 business days if third party involvement is required of written request that it be remedied. Termination will not affect rights accrued under this Deed before termination

19. Confidentiality

This Term Sheet, and any information, documents, or discussions between the parties (and each party’s respective officers, employees, or representatives) in connection with this Term Sheet are confidential and must not be disclosed to another person except:

(a) to that party’s employees, advisers, auditors, or other consultants, or to a related body corporate requiring the information for the purposes of considering or complying with this Term Sheet;

(b) with the consent of the other party, which will not be unreasonably withheld and which must be promptly given in relation to proposed media statements about transactions contemplated in this Term Sheet, provided such statements are reasonable and accurate;

(c) if required by law or the listing rules of a securities market; or

(d) if the information is generally and publicly available other than as a result of a breach of confidence by the person receiving the information,

and each Party may only use such information for the purpose for which it was disclosed.

20. Governing Law

The agreement constituted by this Term Sheet shall be governed by and construed in accordance with the law from time to time in Queensland, Australia. The Parties agree to submit to the non-exclusive jurisdiction of the Courts of Queensland, Australia, and the Courts which hear appeals from those Courts.

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Clause	Term
21. General

Unless expressed to the contrary in this Term Sheet: (a) headings and bold typings are for convenience only and do not affect the interpretation of this Term Sheet; (b) where an expression is defined anywhere in this Term Sheet another part of speech or grammatical form of that expression has a corresponding meaning; (c) any gender includes all genders; the singular includes the plural and vice versa; any party to this Term Sheet includes that party's executors, administrators, substitutes, successors and permitted assigns; if any part of this Term Sheet is, or becomes, legally invalid or unenforceable, the remainder of this Term Sheet subsists and remains enforceable. This Term Sheet may be executed in any number of counterparts and all counterparts taken together will be deemed to be a single instrument. This term sheet may be executed and exchanged electronically. This Term Sheet contains the entire agreement between the parties about its subject matter. All representations or agreements, whether oral or in writing, made prior to the date of this Term Sheet and relating to any matter dealt with in this Term Sheet are merged in this Term Sheet and do not have any effect from the date of this Term Sheet. The parties nominate the email addresses set out in this Term Sheet for service of all notices under or pursuant to this Term Sheet. The terms and conditions herein supersede and prevail over all prior and contemporaneous writings or discussions regarding the subject matter herein.

22. Severance

If any provision of this Term Sheet is invalid and not enforceable in accordance with its terms, all other provisions which are self-sustaining and capable of separate enforcement without regard to the invalid provision shall be and continue to be valid and enforceable in accordance with their terms.

23. Variation	No modification or alteration of the terms of this Term Sheet shall be binding unless made in writing dated subsequent to the date of this Term Sheet and duly executed by all Parties.
24. Defined terms

Capitalised terms not otherwise expressly defined in this Term Sheet have the meaning given below:

AIS Shares means fully paid ordinary shares in the capital of AiS.

Business means the business operated by LuckyBet through its subsidiaries.

Business Day means a day that is not a Saturday, Sunday, or public holiday in Brisbane, Queensland or Los Angeles, California, USA.

Completion means Completion of the Acquisition in accordance with the clause 9, being the transfer of LuckyBet Shares from the Vendors to AiS in exchange for Consideration Shares.

Consideration Sharesmeans AiS Shares to be issued to the Vendors.

Corporations Act means the Corporations Act 2001 (Cth).

Fully Diluted Share Capital means the share capital of AiS calculated including all shares outstanding, and as if all convertible securities in AiS and all other rights, contingent or not, for AiS to issue any shares, were converted immediately before the date of calculation.

LuckyBet Group means LuckyBet and each of its subsidiaries, including LBC Enterprises B.V.

NASDAQ means the National Association of Securities Dealers Automated Quotations, and where appropriate, means the securities market operated by it.

OTC means OTC Markets Group, and where the context requires, the OTC market operated by it.

Respective Proportion, in relation to a Vendor, means the fully paid shares (Shares) the Vendor held in LuckyBet immediately before Completion, expressed as a percentage of all the Shares on issue in LuckyBet immediately before Completion.

Share Capital Reorganisation includes:

(a) a reclassification of AiS’s common shares, a change in AiS’s common shares into other shares or securities, a subdivision or consolidation of AiS’s common shares into a greater or lesser number of common shares, or any other capital reorganisation, or

(b) a consolidation, amalgamation, or merger of AiS with or into any other corporation other than a consolidation, amalgamation, or merger which does not result in any reclassification of AiS’s outstanding common shares or a change of AiS’s common shares into other shares or securities.

Vendors means the shareholders of LuckyBet.

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Executed by LBC Enterprises Pty Ltd ACN 665 713 164 in accordance with section 127(1) of the Corporations Act 2001 (Cth) by:

/s/ Ian Parke	/s/ James J. Tenant
Signature of Director	Signature of Director/Company Secretary

Ian Parke	James J. Tenant
Full name (print)	Full name (print)

Effective Date: July 25, 2025	Effective Date: July 25, 2025

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Executed for and on behalf of Apple iSports Group, Inc. by its representative in the presence of:

/s/ Joe Martinez
Signature of witness	Signature of representative

Joe Martinez
Full name of witness (print)	Full name of representative (print)

Address of witness (print)	Effective Date: July 31, 2025

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